PROSPECTUS SUPPLEMENT
(To Prospectus dated August 26, 2003)

                               (pound)200,000,000


                                Morgan Stanley
                             5.375% NOTES DUE 2013

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                   Interest payable on May 14 and November 14

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The notes will not be redeemed prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption."

The notes offered hereby will accrue interest from November 14, 2003 and constitute a further issuance of, and will be consolidated with, the 5.375% notes due 2013 issued on February 26, 2003 in an initial aggregate principal amount of (pound)300,000,000 as subsequently consolidated with a further issuance of such notes on May 14, 2003 in an aggregate principal amount of (pound)150,000,000. The notes offered hereby will form a single series with those notes. The notes will have the same CUSIP number and will trade interchangeably with the previously issued notes in this series immediately upon settlement. The issuance of the notes will increase the aggregate principal amount of the outstanding notes of this series to (pound)650,000,000.

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We will apply for the notes to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (the "UK Listing Authority")) and to trading on the London Stock Exchange plc.

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                       PRICE 98.508% AND ACCRUED INTEREST

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                                           Underwriting
                          Price to        Discounts and        Proceeds to
                          Public(1)        Commissions          Company(1)
                    ------------------   ---------------   -----------------
Per Note...........       98.508%             .450%            98.058%
Total.............. (pound)197,016,000   (pound)900,000    (pound)196,116,000
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(1) Plus accrued interest from November 14, 2003 to but excluding the date of delivery.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited expects to deliver the notes to purchasers, in registered book-entry form only, through The Depository Trust Company, Clearstream, Luxembourg or Euroclear, as the case may be, on January 13, 2004.

                            -----------------------

                                 MORGAN STANLEY

DANSKE BANK                                                                HSBC

January 6, 2004

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                             Prospectus Supplement
Summary of the Offering......................................................S-3
Foreign Currency Risks.......................................................S-5
Description of Notes.........................................................S-6
United States Federal Taxation..............................................S-12
ERISA.......................................................................S-17
Underwriters................................................................S-18
Legal Matters...............................................................S-20
Experts.....................................................................S-20

                                   Prospectus
Summary........................................................................3
Where You Can Find More Information............................................7
Consolidated Ratios of Earnings to Fixed Charges and
  Earnings to Fixed Charges and Preferred Stock Dividends......................9
Morgan Stanley................................................................10
Use of Proceeds...............................................................11
Description of Debt Securities................................................11
Description of Units..........................................................19
Description of Warrants.......................................................24
Description of Purchase Contracts.............................................27
Description of Capital Stock..................................................28
Forms of Securities...........................................................40
Plan of Distribution..........................................................43
Legal Matters.................................................................45
Experts.......................................................................45
ERISA Matters for Pension Plans and Insurance Companies.......................46

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated August 26, 2003. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the notes described in this prospectus supplement and the accompanying prospectus, and we are offering to sell, and seeking offers to buy, these notes only in jurisdictions where offers and sales are permitted. In this prospectus supplement, the "Company," "we," "us," and "our" refer to Morgan Stanley.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

References herein to "(pound)" and "sterling" are to the lawful currency of the United Kingdom.

                            SUMMARY OF THE OFFERING

     The following summary describes the 5.375% notes due 2013 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus. These 5.375% notes due 2013 are of the same series of notes as the 5.375% notes due 2013 that we issued on February 26, 2003 in an aggregate principal amount of (pound)300,000,000 and on May 14, 2003 in an additional aggregate principal amount of (pound)150,000,000. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be (pound)650,000,000.

Issuer............................Morgan Stanley

Aggregate Principal Amount........(pound)200,000,000

Maturity Date.....................November 14, 2013

Issue Date for the Notes..........January 13, 2004

Issue Price.......................98.508% plus accrued interest from November
                                  14, 2003

Interest Rate.....................5.375% per annum

Interest Payment Dates............Each May 14 and November 14, commencing May
                                  14, 2004

Tax Event Redemption..............We may not redeem the notes prior to maturity other than under the circumstances described under "Description of Notes--Tax Redemption."

Form..............................Fully registered global notes in book-entry form

Minimum Denominations.............(pound)1,000 and multiples thereof

CUSIP.............................617446HS1

ISIN..............................US617446HS12

Common Code.......................16400173

Trustee for the Notes.............JPMorgan Chase Bank (formerly known as The
                                  Chase Manhattan Bank)

Delivery and Clearance............We will deposit the global notes representing the 5.375% notes due 2013 with The Depository Trust Company in New York. You may hold an interest in the global notes through The Depository Trust Company, Clearstream, Luxembourg or Euroclear Bank, as operator of the Euroclear System, directly as a participant of any such system or indirectly through organizations that are participants in such systems.

Listing ..........................We will apply for the notes to be admitted to the Official List of the Financial Services
                                  Authority (in its capacity as competent
                                  authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (the "UK Listing Authority")) and to trading on the London Stock Exchange plc.

How to Reach Us...................Our principal executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

                               Nine Months Ended           Fiscal Year
                               ------------------   ----------------------------
                                August    August
                               31, 2003  31, 2002   2002  2001  2000  1999  1998
                               --------  --------   ----  ----  ----  ----  ----
Ratio of earnings to fixed
  charges....................     1.4       1.4     1.4   1.3   1.5   1.6   1.4

For purposes of calculating the ratio of earnings to fixed charges, earnings are the sum of:

     o    income before income taxes; and

     o    fixed charges;

less:

     o    dividends on preferred securities subject to mandatory redemption.

Income before income taxes does not include dividends on preferred securities subject to mandatory redemption. Income before income taxes for fiscal 2001 does not include an extraordinary item or cumulative effect of accounting change. Income before income taxes for fiscal 1998 does not include a cumulative effect of accounting change.

Fixed charges are the sum of:

     o    interest cost, including interest on deposits;

     o    dividends on preferred securities subject to mandatory redemption;
          and

     o that portion of rent expense estimated to be representative of the interest factor.

                             FOREIGN CURRENCY RISKS

     You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes that are denominated or payable in a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your "home currency." Such notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect Notes' Value or Return

     General Exchange Rate and Exchange Control Risks. An investment in a note that is denominated or payable in a currency other than your home currency entails significant risks. These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities. These risks generally depend on economic and political events over which we have no control.

     Exchange Rates Will Affect Your Investment. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations that may occur during the term of any note. Depreciation against your home currency of the currency in which a note is payable would result in a decrease in the effective yield of the note below its coupon rate and could result in an overall loss to you on a home currency basis.

     We Have No Control Over Exchange Rates. From time to time, governments may use a variety of techniques, such as intervention by a country's central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect yields or payouts in your home currency for the notes.

     We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

Exchange Rates May Affect the Value of a New York Judgment Involving the Notes

     The notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York may enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the relevant currency risk during litigation.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the 5.375% notes due 2013, which we refer to as the "notes," offered hereby supplements the description of the general terms and provisions of the debt securities set forth in the prospectus, to which description reference is hereby made. The notes are referred to in the prospectus as the "debt securities." The following summary of the notes is qualified in its entirety by reference to the senior indenture referred to in the prospectus.

General

     The notes offered by this prospectus supplement are of the same series of notes as the 5.375% notes due 2013 that we issued on February 26, 2003 in an aggregate principal amount of (pound)300,000,000 and on May 14, 2003 in an additional aggregate principal amount of (pound)150,000,000. Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be (pound)650,000,000. The notes will mature on November 14, 2013. The notes will constitute senior debt and will rank on parity with all other senior indebtedness of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to certain statutory exceptions in the event of liquidation upon insolvency. The notes will be issued in fully registered form only, in denominations of (pound)1,000 and multiples thereof. Principal of and interest on the notes will be payable, and the transfer of notes will be registrable, through the depositary as described below. We may create and issue additional notes with the same terms as the notes offered hereby, so that the additional notes will form a single series with the notes issued on February 26, 2003 and May 14, 2003 and the notes offered hereby.

     The notes will not be redeemed prior to the maturity date other than under the circumstances described below under "--Tax Redemption." The senior indenture permits the defeasance of the notes upon the satisfaction of the conditions described in the prospectus under "Description of Debt
Securities--Discharge, Defeasance and Covenant Defeasance." The notes are subject to these defeasance provisions.

     The notes will bear interest from November 14, 2003 at the annual rate set forth on the cover page of this prospectus supplement. Interest on the notes will be payable semi-annually on May 14 and November 14 of each year (each an "interest payment date"), commencing May 14, 2004, to the person in whose name such notes are registered at the close of business on the preceding May 1 and November 1, as applicable. Interest on the notes will be computed on the basis of the actual number of days in each interest period.

     If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date.

     As used herein, "business day" means any day, other than a Saturday or Sunday, that is (a) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York, (b) neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in London and (c) also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     Interest payments for the notes will include accrued interest from and including November 14, 2003 or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the interest payment date or maturity date, as the case may be.

Tax Redemption

     The notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

     o any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

     o any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective on or after February 21, 2003, we are or will become obligated to pay additional amounts (as defined below under "--Payment of Additional Amounts") with respect to the notes as described below under "--Payment of Additional Amounts." The redemption price will be equal to 100% of the principal amount together with accrued interest to the date fixed for redemption.

     Morgan Stanley will give notice of any tax redemption. We will mail a notice of tax redemption, specifying the date and the applicable redemption price, to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     Prior to giving notice of a tax redemption under this paragraph, we will deliver to the trustee:

     o a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

     o an opinion of counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due.

Payment of Additional Amounts

     Subject to the exceptions and limitations set forth below, we will pay any additional amounts, which we refer to as the "additional amounts," to the beneficial owner of any note who is a Non-United States Holder (as defined under "United States Federal Taxation" below) as may be necessary in order that every net payment by us or any paying agent of the principal of and interest on the notes and any other amounts payable on the notes, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the notes then due and payable.

     We will not, however, make any payment of additional amounts to any beneficial owner who is a Non-United States Holder for or on account of:

     o any tax, assessment or other governmental charge that would not have been so imposed but for

          o the existence of any present or former connection between the beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for United States federal income tax purposes) and the United States and its possessions, including, without limitation, the beneficial owner (or the fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the United States and its possessions or being or having been engaged in a trade or business or present in the United States and its possessions or having, or having had, a permanent establishment in the United States and its possessions, or

          o the presentation by or on behalf of the beneficial owner of any note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of the notes is duly provided for, whichever occurs later;

     o any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended;

     o any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if payment can be made without the required withholding by at least one other paying agent;

     o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of the notes, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

     o    any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note presented for payment:

     o where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     o by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a Non-United States Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States, or any political subdivision of the United States, to be included in the income, for tax purposes, of a beneficiary of, or settlor to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner held its interest in the notes directly.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes, the "global notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the "depositary" or "DTC," and registered in the name of Cede & Co., the depositary's nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the depositary. Investors may elect to hold interests in the global notes held by the depositary through Clearstream Banking, societe anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V. as operator of the Euroclear System, the "Euroclear operator," if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the

Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for the Euroclear operator, in such capacities, the "U.S. depositaries." Because holders will acquire, hold and transfer security entitlements with respect to the notes through accounts with DTC and its participants, including Clearstream, Luxembourg, the Euroclear operator and their participants, a beneficial holder's rights with respect to the notes will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder's relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary and between it and Morgan Stanley, as the issuer. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of the depositary or to a successor of the depositary or its nominee.

     The depositary has advised Morgan Stanley as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in those securities through electronic computerized book-entry changes in participant's accounts, eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     According to the depositary, the foregoing information relating to the depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services.

     Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

     Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of notes among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

     Investors electing to acquire notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer notes through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of securities.

     Investors who are Euroclear participants may acquire, hold or transfer interests in notes by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the global notes.

     The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the depositary notifies Morgan Stanley that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by Morgan Stanley within 90 days after receiving that notice from the depositary or upon becoming aware that the depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by the registered global notes upon delivery of the registered global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the depositary in accordance with procedures established for this purpose by the depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the depositary.

     A further description of the depositary's procedures with respect to the global notes is set forth in the prospectus under "Forms of Securities-Global Securities." The depositary has confirmed to Morgan Stanley, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the registered global notes will be made in immediately available funds. Secondary market trading between the depositary's participants will occur in the ordinary way in accordance with the depositary's rules and will be settled in immediately available funds using the depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the depositary in accordance with the depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear system as a result of a transaction with a depositary participant will be made during subsequent securities settlement processing and dated the business day following the depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a depositary participant will be received with value on the depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the depositary.

     Although the depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Notices

     Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon the books of Morgan Stanley. Notices given to the depositary, as holder of the global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

                         UNITED STATES FEDERAL TAXATION

     The following summary describes certain United States federal income and estate tax consequences of ownership and disposition of the notes based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing administrative pronouncements and judicial decisions, existing and proposed Treasury regulations currently in effect, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary provides general information only to original beneficial owners of the notes who purchase the notes in this offering and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of his particular circumstances or to beneficial owners subject to special rules, such as:

     o    certain financial institutions;

     o    insurance companies;

     o    dealers in securities or currencies;

     o persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction;

     o United States Holders (as defined below) whose functional currency is not the U.S. dollar;

     o    persons subject to the alternative minimum tax;

     o persons who have ceased to be United States citizens or to be taxed as resident aliens; or

     o Non-United States Holders (as defined below) who are engaged in a trade or business in the United States.

     If you are considering the purchase of notes, you should consult your tax advisor with regard to the application of the United States federal income and estate tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

     As used herein, the term "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

          o    a citizen or resident of the United States;

          o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof;

          o an estate the income of which is subject to United States federal income taxation regardless of its source; or

          o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996 and treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be United States Holders.

     The rules applicable to the taxation of foreign currency notes are complex, and United States Holders are urged to consult their own tax advisors regarding the United States federal income tax consequences of the ownership and disposition of the notes.

     Qualified Reopening. Since the notes offered hereby, together with the 5.375% notes due 2013 issued on February 26, 2003 (the "Original Notes") and on May 14, 2003 (the "May Notes"), will be considered publicly traded (within the meaning of applicable Treasury regulations), the notes offered hereby will be considered as part of the same issue as the Original Notes and the May Notes for United States federal income tax purposes. As a result, the notes will have the same issue date, the same issue price, and, with respect to holders, the same adjusted issue price as the Original Notes and the May Notes. Consequently, the "issue price" of the notes for United States federal income tax purposes will be the first price at which a substantial amount of the Original Notes were sold to the public (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

     Payments of Interest. Interest on a note will generally be taxable to a United States Holder as ordinary interest income at the time it is accrued or is received in accordance with the United States Holder's method of accounting for tax purposes. The issue price is computed by excluding the amount of pre-issuance accrued interest. Accordingly, the first interest payment will be included in income only to the extent it exceeds such amount.

     A United States Holder who uses the cash method of accounting and who receives an interest payment in sterling (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) with respect to a note will be required to include in income the United States dollar value of the sterling payment (determined based on a spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the United States Holder's tax basis in sterling.

     A United States Holder who is an accrual method taxpayer will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a note during an accrual period. The U.S. dollar value of the accrued interest income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The United States Holder will recognize exchange income or loss, which will constitute ordinary income or loss, with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest is actually received. The amount of such income or loss recognized will equal the difference between the U.S. dollar value of the sterling payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). A United States Holder may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the "IRS").

     Market Discount. If a United States Holder purchases a note for an amount (excluding any amount of the purchase price of the note attributable to accrued but unpaid interest) that is less than its stated redemption price at maturity for United States federal income tax purposes, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless this difference is less than a specified de minimis amount (generally 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity after acquisition).

     Under the market discount rules of the Code, a United States Holder generally will be required to treat any partial principal payment or any gain realized on the sale, exchange, or retirement of a note as ordinary income to the extent of the lesser of

          o    the amount of the payment or realized gain; or

          o the market discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition.

     If the note is disposed of in a nontaxable transaction, other than a nonrecognition transaction described in Code Section 1276(c), the amount of gain realized on the disposition for purposes of the market discount rules will be determined as if the holder had sold the note at its then fair market value. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the United States Holder elects to accrue on the basis of a constant interest rate.

     A United States Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or its earlier disposition, except for certain nonrecognition transactions. A United States Holder may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of cash payments on the note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest and will increase a United States Holder's adjusted tax basis in the note. The election will apply to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the IRS.

     Since the notes are denominated in sterling, market discount on the notes will be determined in sterling. The amount of the discount that is taken into account currently is to be determined for any accrual period in sterling and then translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. The amount of accrued market discount, other than market discount that is included in income on a current basis, taken into account upon the receipt of any partial principal payment or upon the sale, exchange, or retirement of the notes will be the U.S. dollar value of the accrued market discount determined on the date of receipt of that partial principal payment or upon the sale, exchange, or retirement.

     Sale, Exchange or Retirement of the Notes. Except as described below, upon the sale, exchange or retirement of a note, a United States Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the United States Holder's adjusted tax basis in the note. Subject to the market discount provisions (as discussed above), such gain or loss generally will be long-term capital gain or loss if the note had been held for more than one year at the time of disposition.

     Capital gains may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates, and the deductibility of capital losses may be subject to limitations. You should consult your tax advisor regarding the treatment applicable to you.

     A United States Holder's tax basis in a note will be the U.S. dollar value of the sterling amount paid for such note determined on the date of the purchase. A United States Holder who purchases a note with previously owned sterling will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States Holder's tax basis in the sterling and the U.S. dollar fair market value of the note on the date of purchase.

     Gain or loss realized upon the sale, exchange or retirement of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the sterling principal amount of the note, determined on the date the payment is received or the note is disposed of, and
(ii) the U.S. dollar value of the sterling principal amount of the note, determined on the date the United States Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on the notes described above. The exchange gain or loss will be recognized only to the extent of the total gain or loss realized by a United States Holder on the sale, exchange or retirement of the note.

     Sterling Received on Sale, Exchange or Retirement of the Notes. A United States Holder will have a tax basis in any sterling received on the sale, exchange or retirement of a note equal to the U.S. dollar value of the sterling, determined at the time of sale, exchange or retirement. A cash method taxpayer who buys or sells a note is required to translate units of sterling paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a United States Holder on a sale or other disposition of sterling (including its exchange for U.S. dollars or its use to purchase notes) will be ordinary income or loss.

     Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States Holder will be subject to United States backup withholding tax at the applicable statutory rate on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Disclosure Regulations

     Pursuant to recently enacted Treasury regulations (the "Disclosure Regulations"), any taxpayer that has participated in a "reportable transaction" and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer's participation in the reportable transaction to the taxpayer's tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a "loss transaction" constitutes a "reportable transaction." A "loss transaction" is any transaction resulting in the taxpayer claiming a loss under section 165 of the Code in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from certain foreign currency transactions will constitute a section 165 loss. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer's treatment of the transaction is proper. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in the notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Tax Consequences to Non-United States Holders

     As used herein, the term "Non-United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

          o an individual who is classified as a nonresident for United States federal income tax purposes;

          o    a foreign corporation; or

          o    a nonresident alien fiduciary of a foreign estate or trust.

     Income and Withholding Tax. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by the Company or any paying agent to any Non-United States Holder will not be subject to United States federal income or withholding tax, provided that, in the case of interest, the Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, provided, however, that, as discussed below, the certification requirement has been fulfilled with respect to the beneficial owner.

     Sale, Exchange or Retirement of the Notes. Generally, a Non-United States Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon a sale, exchange, retirement or disposition of a note, unless such Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and has a tax home in the United States. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard.

     Certification Requirement. Interest payments will not be exempt from United States federal income or withholding tax unless the Non-United States Holder of the note certifies to a Withholding Agent, as defined below, on IRS Form W-8BEN ("W-8BEN"), under penalties of perjury, that it is not a United States person. A "Withholding Agent" is the last United States payor (or a non-United States payor who is a qualified intermediary, United States branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a Non-United States Holder (which itself is not a Withholding Agent). Generally, this statement is made on a W-8BEN, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a United States taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder who is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     Certain securities clearing organizations, and other entities that are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such a case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

     Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who is a Non-United States Holder will not be subject to United States federal estate tax upon the individual's death unless, at such time, interest payments on the note would have been:

          o subject to United States federal withholding tax without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or

          o effectively connected to the conduct by the holder of a trade or business in the United States.

     Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

                                     ERISA

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited and Morgan Stanley DW Inc. ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which Morgan Stanley & Co. Incorporated, Morgan Stanley & Co. International Limited, MSDWI or any of their affiliates is a service provider, unless the notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

     Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the notes will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

     Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

     Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the prohibited transaction rules of ERISA or the Code.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. International Limited is acting as global representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their names below:

                                                                  Principal
                                                                   amount
Name                                                               of notes
----                                                         ------------------
Morgan Stanley & Co. International Limited                   (pound)196,000,000
Danske Bank A/S                                                       2,000,000
HSBC Bank plc                                                         2,000,000
                                                             ------------------

                                              Total          (pound)200,000,000
                                                             ==================

     The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes if any notes are taken.

     The underwriters initially propose to offer the notes at the public offering price set forth on the cover page hereof. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

     The aggregate proceeds to Morgan Stanley are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $75,000 for printing, rating agency, listing, trustee's and legal fees and other expenses allocable to the offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

     We will apply for the notes to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc.

     The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and Morgan Stanley shall not have responsibility therefor.

     With respect to notes to be offered or sold in the United Kingdom, each underwriter and any dealer participating in the distribution of such notes has represented and agreed with us that:

          (1) it has not offered or sold and will not offer or sell any of those notes to persons in the United Kingdom prior to admission of those notes to listing in accordance with Part VI of the Financial Services and Markets Act 2000 (the "FSMA") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

          (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

     Each underwriter has represented and agreed that they will not offer, transfer or sell notes, directly or indirectly, to any individual or legal entity in The Netherlands, other than to individuals or legal entities who or which trade in or invest in securities in the conduct of a profession or trade, including banks, brokers, dealers, insurance companies, pension funds, other institutional investors and commercial enterprises which regularly, as an ancillary activity, invest in securities.

     This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act 2001. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

     Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

     This prospectus supplement and the accompanying prospectus may be used by Morgan Stanley & Co. International Limited and other affiliates of ours in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Morgan Stanley & Co. International Limited and such other affiliates of ours may act as principal or agent in such transactions.

     Morgan Stanley & Co. International Limited is a wholly-owned subsidiary of ours.

     The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

     In order to facilitate the offering of the notes, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the stabilizing manager may sell more notes than it is obligated to purchase in connection with the offering of the notes, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase notes in the offering. As an additional means of facilitating the offering of notes, the stabilizing manager may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the stabilizing manager repurchases previously distributed notes to cover short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. Morgan Stanley & Co. International Limited, and its agents, will act as the stabilizing manager with respect to the notes.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP. Davis Polk & Wardwell will pass upon some legal matters relating to these notes for the underwriters. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Morgan Stanley and its subsidiaries at November 30, 2002 and 2001 and for each of the three fiscal years in the period ended November 30, 2002, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to unaudited interim financial information for the periods ended February 28, 2003 and 2002, May 31, 2003 and 2002 and August 31, 2003 and 2002, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Morgan Stanley's Quarterly Report on Form 10-Q for the quarters ended February 28, 2003, May 31, 2003 and August 31, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.